February 2008
Amendment No. 1 to Free Writing Prospectus
Filed pursuant to Rule 433 dated February 8, 2008
relating to Preliminary Pricing Supplement No. 503 dated January 29, 2008 to Registration Statement No. 333-131266
STRUCTURED INVESTMENTS
Opportunities in Equities and Commodities

PLUS due November      , 2013 Based on the Performance of a Hybrid Basket
Composed of Equity and Commodity Indices and Shares
Performance Leveraged Upside SecuritiesSM

PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies.  These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance.  At maturity, investors will receive an amount in cash that may be more or less than the principal amount based upon the closing value of the asset at maturity.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$10 per PLUS
Stated principal amount:	$10 per PLUS
Pricing date:	February , 2008
Original issue date:	February , 2008 (5 business days after the pricing date)
Maturity date:	November , 2013
Aggregate principal amount:	$
Basket:	Basket components	Bloomberg ticker symbol	Basket component weighting	Initial basket component value
	The S&P 500® Index (the “S&P 500 Index”)	SPX	25.0%
	The Nikkei 225 Index (the “Nikkei 225 Index”)	NKY	18.0%
	The Dow Jones-AIG Commodity IndexSM (the “DJAIG Index”)	DJAIG	17.0%
	The Dow Jones EuroStoxx 50® Index (the “EuroStoxx Index”)	SX5E	15.0%
	The Russell 2000® Index (the “Russell 2000 Index”)	RTY	15.0%
	Shares of the iShares® MSCI Emerging Markets Index Fund (the “underlying shares”)	EEM	10.0%
Payment at maturity:
If the basket percent increase is positive,
$10 + leveraged upside payment
There will be no maximum payment at maturity.
If the basket performance factor is less than or equal to 100%,
$10 x basket performance factor
This amount will be less than or equal to the stated principal amount of $10.

Maximum payment at maturity:	There will be no maximum payment at maturity.
Leveraged upside payment:	$10 x leverage factor x basket percent increase
Leverage factor:	145% to 165%. The actual leverage factor will be determined on the pricing date.
Basket percent increase:
The sum of the products of (i) the respective final average value for each basket component minus the respective initial value for such basket component divided by the initial value of such basket component times (ii) the respective basket component weighting for such basket component.

Basket performance factor:
The sum of the products of (i) the final average value for each basket component divided by the respective initial value for such basket component times (ii) the respective basket component weighting for such basket component.

Initial value:
In the case of the S&P 500 Index and the Russell 2000 Index, the respective closing values of such indices on the pricing date, in the case of the Nikkei 225 Index and the EuroStoxx Index, the respective closing values of such indices on the index business day immediately following the pricing date, in the case of the underlying shares, the official closing price of one such share on the pricing date, and, in the case of the DJAIG Index, the official settlement price of such index on the index business day immediately following the pricing date.

Final average value:
The respective arithmetic average of the daily closing values of the S&P 500 Index, the Nikkei 225 Index, the EuroStoxx Index and the Russell 2000 Index or the official settlement price of the DJAIG Index, as applicable, on each of the averaging dates, and, in the case of the underlying shares, the arithmetic average of the official closing price of one share times the adjustment factor on each of the averaging dates.

Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares.
Averaging dates:
November   , 2012, December   , 2012, January   , 2013, February   , 2013, March   , 2013, April   , 2013, May   , 2013, June   , 2013, July   , 2013, August   , 2013, September   , 2013, October   , 2013 and November   , 2013, subject to adjustment for market disruption events.

Interest:	None
CUSIP:	61747W547
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to public	Agent’s commissions(1)	Proceeds to company
	Per PLUS	$10	$0.30	$9.70
	Total	$	$	$
(1)	For additional information, see “Plan of Distribution” in the accompanying preliminary pricing supplement.
YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING, AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Amendment No. 1 to Preliminary Pricing Supplement No.  503 dated February 8, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007      Prospectus dated January 25, 2006
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

PLUS Based on a Hybrid Basket of Equity and Commodity Indices and Shares due November , 2013
Performance Leveraged Upside SecuritiesSM

Investment Overview

Performance Leveraged Upside Securities

The PLUS based on the performance of a hybrid basket composed of equity and commodity indices and shares due November   , 2013 (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying basket of indices and shares that enhances returns for the positive return of the basket

▪	To enhance returns and potentially outperform the basket in a bullish scenario with unlimited appreciation potential

▪	To achieve similar levels of exposure to the basket as a direct investment while using fewer dollars by taking advantage of the leverage factor

▪	The PLUS are exposed on a 1:1 basis to the negative performance of the basket.

Maturity:	5.75 years
Leverage factor:	145% to 165%. The actual leverage factor will be determined on the pricing date.
Principal protection:	None
Interest:	None

Basket Overview

Basket Components	Basket Weighting
S&P 500 Index	25.0%
Nikkei 225 Index	18.0%
DJAIG Index	17.0%
EuroStoxx Index	15.0%
Russell 2000 Index	15.0%
underlying shares	10.0%

Historical Basket Performance

The graph is calculated to show the performance of the basket during the period from April 11, 2003 to January 28, 2008 assuming the basket components are weighted as set out above and illustrates the effect of the offset and/or correlation among the basket components during such period.  The graph does not take into account the possible leverage on the PLUS, nor does it attempt to show your expected return on an investment in the PLUS.  The historical values of the basket should not be taken as an indication of its future performance.

February 2008	Page 2

PLUS Based on a Hybrid Basket of Equity and Commodity Indices and Shares due November , 2013
Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

The PLUS offer leveraged upside on the positive performance of the basket.  Investors can use the PLUS to gain upside exposure to the basket using fewer dollars because of the upside leverage factor, while maintaining similar risk as a direct investment in the basket.

Leverage Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the basket.

Best Case Scenario
The basket increases in value and, at maturity, the PLUS redeem for the sum of (i) the stated principal amount of $10 plus (ii) $10 times 145% to 165% of the basket percent increase, which is not subject to a maximum payment amount.

Worst Case Scenario
The basket declines in value and, at maturity, the PLUS redeem for less than the stated principal amount by an amount that is proportionate to the decrease in value of the basket below the initial basket value.  For example, if the basket decreases by 20%, the PLUS will redeem for $8.00 per PLUS.

Summary of Selected Key Risks (see page 8)

▪	PLUS do not pay interest or guarantee any return of your principal
▪	The PLUS will not be listed
▪	Market price of the PLUS may be influenced by many unpredictable factors
▪	Changes in the value of one or more of the basket components may offset each other
▪	There are risks associated with investments in securities indexed to the value of foreign equity securities
▪	The final average value of each basket component is determined on multiple averaging dates
▪	Adjustments to the S&P 500 Index, the Nikkei 225 Index, the DJAIG Index or the Russell 2000 Index could adversely affect the value of the PLUS
▪	Several factors have had and may in the future have an effect on the value of the DJAIG Index
▪	Higher future prices of the DJAIG Index commodities relative to their current prices may adversely affect the value of the DJAIG Index and the value of the PLUS
▪	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the PLUS
▪	Adjustments to the underlying shares or to the MSCI Emerging Markets Index could adversely affect the value of the PLUS
▪	The antidilution adjustments the calculation agent is required to make to the underlying shares do not cover every event that could affect the underlying shares
▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
▪	The PLUS are subject to currency exchange rate risk
▪	The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests
▪	Investing in the PLUS is not equivalent to investing in the basket components
▪	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUS
▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain
▪	Credit risk to Morgan Stanley

February 2008	Page 3

PLUS Based on a Hybrid Basket of Equity and Commodity Indices and Shares due November , 2013
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the performance of the basket as of the averaging dates.  The PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
February , 2008	February , 2008 (5 business days after the pricing date)	November , 2013, subject to postponement due to a market disruption event

Key Terms
Issuer:	Morgan Stanley
Issue price:	$10 per PLUS
Stated principal amount:	$10 per PLUS
Denominations:	$10 per PLUS and integral multiples thereof
Interest:	None
Basket:	Basket components	Bloomberg ticker symbol	Basket Component weighting
	S&P 500 Index	SPX	25.0%
	Nikkei 225 Index	NKY	18.0%
	DJAIG Index	DJAIG	17.0%
	EuroStoxx Index	SX5E	15.0%
	Russell 2000 Index	RTY	15.0%
	underlying shares	EEM	10.0%
Payment at maturity:
If the basket percent increase is positive,
$10 + leveraged upside payment
There will be no maximum payment at maturity.
If the basket performance factor is less than or equal to 100%,
$10 x basket performance factor
This amount will be less than or equal to the stated principal amount of $10.

Maximum payment at maturity:	There is no maximum payment at maturity.
Leveraged upside payment:	$10 x leverage factor x basket percent increase
Leverage factor:	145% to 165% (actual leverage factor will be determined on the pricing date)
Basket percent increase:
The sum of the products of (i) the final average value for each basket component minus the respective initial value for such basket component divided by the initial value of such basket component times (ii) the respective basket weighting for such basket component.

Basket performance factor:
The sum of the products of (i) the final average basket component value divided by the respective initial value for such basket component times (ii) the respective basket weighting for such basket component.

Initial value:
In the case of the S&P 500 Index and the Russell 2000 Index, the respective closing values of such indices on the pricing date, in the case of the EuroStoxx Index and the Nikkei 225 Index, the respective closing values of such indices on the index business day immediately following the pricing date, in the case of the underlying shares, the official closing price of one such share on the pricing date, and, in the case of the DJAIG Index, the official settlement price of such index on the index business day immediately following the pricing date.

Final average value:
The respective arithmetic average of the daily closing values of the S&P 500 Index, the Nikkei 225 Index, the EuroStoxx Index and the Russell 2000 Index or the official settlement price of the DJAIG Index, as applicable, on each of the averaging dates, and, in the case of the underlying shares, the arithmetic average of the official closing price of one such share times the adjustment factor on each of the averaging dates.

Averaging dates:	November , 2012, December , 2012, January , 2013, February , 2013, March , 2013, April , 2013, May , 2013, June , 2013, July , 2013, August , 2013, September , 2013, October , 2013 and November , 2013

February 2008	Page 4

PLUS Based on a Hybrid Basket of Equity and Commodity Indices and Shares due November , 2013
Performance Leveraged Upside SecuritiesSM

Agent:	Morgan Stanley & Co. Incorporated
Postponement of maturity date:
If due to a market disruption event or otherwise, the final averaging date for any basket component is postponed so that it falls less than two trading days prior to the scheduled maturity date, the maturity date will be the second trading day following such averaging date as postponed.

Risk factors:	Please see “Risk Factors” on page 8.

General Terms
Listing:	The PLUS will not be listed on any securities exchange
CUSIP:	61747W547
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the PLUS offered under these preliminary terms and is superseded by the discussion under “Description of PLUS – United States Federal Income Taxation” in the accompanying pricing supplement, as summarized in the following discussion.

Although the issuer believes that, under current law, each PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS.

Assuming this characterization of the PLUS is respected, and subject to the discussion under “Description of PLUS – United States Federal Income Taxation” in the accompanying preliminary pricing supplement, the following U.S. federal income tax consequences should result based on current law:

• A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange.

•  Upon sale, exchange, or settlement of the PLUS at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Internal Revenue Code of 1986, as amended, any capital gain or loss recognized upon sale, exchange, or settlement of a PLUS should be long-term capital gain or loss if the U.S. Holder has held the PLUS for more than one year at such time.

As discussed in the accompanying preliminary pricing supplement under “Description of PLUS ─ United States Federal Income Taxation ─ Tax Consequences to U.S. Holders ─ Tax Treatment of the PLUS ─ Potential Application of the Constructive Ownership Rule,” although the matter is not clear, it is possible that an investment in the PLUS could be treated as a “constructive ownership transaction” due to the inclusion of iShares® MSCI Emerging Markets Index Fund as a basket component.  If such treatment applies, it is not clear to what extent any long-term capital gain of the U.S. Holder in respect of the PLUS will be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  U.S. investors should consult their tax advisers regarding the potential application of the “constructive ownership” rule.

On December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors ¯ Structure Specific Risk Factors” in these preliminary terms and the discussion under “United States Federal Income Taxation” in the accompanying pricing supplement and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS as well as the notice and its potential implications for an investment in the PLUS.

February 2008	Page 5

PLUS Based on a Hybrid Basket of Equity and Commodity Indices and Shares due November , 2013
Performance Leveraged Upside SecuritiesSM

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the PLUS by taking positions in stocks or commodities underlying the indices and in the underlying shares, in futures or options contracts on the indices, the underlying shares or any component stocks or commodities of the indices or the MSCI Emerging Markets Index listed on major securities or commodities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could increase the values of the basket components, and therefore the values at which the basket components must close on the averaging dates before investors would receive at maturity a payment that exceeds the principal amount of the PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the preliminary pricing supplement.

ERISA:	See “ERISA Matters for Pension Plans and Insurance Companies” in the preliminary pricing supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the PLUS.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

February 2008	Page 6

PLUS Based on a Hybrid Basket of Equity and Commodity Indices and Shares due November , 2013
Performance Leveraged Upside SecuritiesSM

How PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10

Hypothetical Leverage factor:	155%

PLUS Payoff Diagram

How it works

▪
Where the basket percent increase is positive, the payout on the PLUS at maturity is equal to $10 plus the product of $10 times the basket percent increase times the leverage factor.  There is no maximum payment at maturity on the PLUS.

▪
Where the basket performance factor is less than or equal to 100%, the payout on the PLUS at maturity is equal to $10 times the basket performance factor, and is consequently an amount less than or equal to the $10 stated principal amount of each PLUS.

o	For example, if the underlying basket depreciates by 15%, investors will lose 15% of their principal and receive only $8.50 at maturity, or 85% of the stated principal amount.

February 2008	Page 7

PLUS Based on a Hybrid Basket of Equity and Commodity Indices and Shares due November , 2013
Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of PLUS that they hold an amount in cash based upon the closing value of the underlying basket on the valuation date, as determined as follows:

If the weighted sum of the final average values of the basket components is greater than the weighted sum of the initial values of the basket components:

$10    +    Leveraged Upside Payment:

Leveraged Upside Payment

where,

leverage factor = 145% to 165%. The actual leverage factor will be determined on the pricing date

If the weighted sum of the final average values of the basket components is less than or equal to the weighted sum of the initial values of the basket components:

$10    x    basket performance factor

Because in this case the basket performance factor will be less than or equal to 100%, the payment at maturity will be less than the stated principal amount.

February 2008	Page 8

PLUS Based on a Hybrid Basket of Equity and Commodity Indices and Shares due November , 2013
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

Risk Factors

Structure Specific Risk Factors

▪
PLUS do not pay interest or guarantee any return of your principal.  The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest and do not guarantee any return of principal at maturity.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including: the value, volatility and dividend yield of the basket components, interest and yield rates, time remaining to maturity, the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities underlying the MSCI Emerging Markets Index trade, the market prices of the commodities and the commodity contracts underlying the DJAIG Index and the volatility of such prices, trends of supply and demand for the commodities underlying the DJAIG Index at any time, geopolitical conditions and economic, financial, political and regulatory or judicial events and creditworthiness of the issuer.

▪
Changes in the value of one or more of the basket components may offset each other.  Value movements in the basket components may not correlate with each other.  At a time when the value of one basket component increases in value, the value of the other basket components may not increase as much, or may even decline in value.  Therefore, in calculating the basket components’ performance and the basket performance factor on the valuation date, increases in the value of one basket component may be moderated, or wholly offset, by lesser increases or declines in the value of other basket components.  Furthermore, the basket is not equally weighted among the basket components.  Decreases in the value of a more heavily weighted basket component could moderate or wholly offset increases in the values of the less heavily weighted basket components.

▪
Not equivalent to investing in the basket components.  Investing in the PLUS is not equivalent to investing in the basket components or any of their respective component stocks or futures contracts.  Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute certain of the basket components.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
There are risks associated with investments in securities linked to the value of foreign equity securities.  The Nikkei 225 Index, the EuroStoxx Index and the MSCI Emerging Markets Index are indexed to the value of foreign equity securities.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

February 2008	Page 9

PLUS Based on a Hybrid Basket of Equity and Commodity Indices and Shares due November , 2013
Performance Leveraged Upside SecuritiesSM

▪
The final average value of each basket component is determined on multiple averaging dates.  You will receive a payment at maturity that is greater than the stated principal amount of the PLUS only if the weighted sum of the arithmetic averages of the closing values of the basket components on each of the averaging dates is greater than the weighted sum of the initial values of the basket components.  A basket component closing value that is higher than the initial value of that basket component on any one averaging date may be partially or entirely offset by an basket component closing value that is lower than the initial value of that basket component on any other averaging date.  Consequently, it is possible that you will receive at maturity an amount less than the stated principal amount for each PLUS you hold, even if one or more basket components have increased substantially on the final averaging date.

▪
Adjustments to the basket components could adversely affect the value of the PLUS.  The publisher of any of the indices can add, delete or substitute the stocks or commodity contracts, as applicable, underlying such index, and can make other methodological changes that could change the value of such index.  Any of these actions could adversely affect the value of the PLUS.  In addition an index publisher may discontinue or suspend calculation or publication of its index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, at maturity the payout on the PLUS will be an amount based on the closing prices at maturity of the securities underlying such index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the index last in effect prior to discontinuance of the index.

▪
Several factors have had and may in the future have an effect on the value of the DJAIG Index.  Investments, such as the PLUS, linked to the prices of commodities and commodity indices such as the DJAIG Index, are considered speculative, and prices of commodities and related contracts may fluctuate significantly over short periods for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the settlement price and of your PLUS in varying and potentially inconsistent ways.

▪
Higher future prices of the DJAIG Index commodities relative to their current prices may adversely affect the value of the DJAIG Index and the value of the PLUS.  The DJAIG Index is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that compose the DJAIG Index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in September may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  While many of the contracts included in the DJAIG Index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times.  Moreover, certain of the commodities included in the DJAIG Index have historically traded in “contango” markets.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the DJAIG Index and, accordingly, the value of the PLUS.

▪
Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the PLUS.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation

February 2008	Page 10

PLUS Based on a Hybrid Basket of Equity and Commodity Indices and Shares due November , 2013
Performance Leveraged Upside SecuritiesSM

of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the DJAIG Index and, therefore, the value of the PLUS.

▪
Adjustments to the underlying shares or to the MSCI Emerging Markets Index could adversely affect the value of the PLUS.  Barclays Global Fund Advisors, which we refer to as BGFA, is the investment adviser to the iShares® MSCI Emerging Markets Index Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  MSCI is responsible for calculating and maintaining the MSCI Emerging Markets Index.  MSCI can add, delete or substitute the stocks underlying the MSCI Emerging Markets Index or make other methodological changes that could change the value of the MSCI Emerging Markets Index.  Pursuant to its investment strategy or otherwise, BGFA may add, delete or substitute the stocks composing the iShares® MSCI Emerging Markets Index Fund.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the PLUS.

▪
The antidilution adjustments the calculation agent is required to make to the underlying shares do not cover every event that could affect the underlying shares.  MS & Co., as calculation agent, will adjust the final average value of the underlying shares for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the PLUS may be adversely affected.

▪
The PLUS are subject to currency exchange rate risk.  Because the closing price of the underlying shares generally reflects the U.S. dollar value of the securities represented in the MSCI Emerging Markets Index, holders of the PLUS will be exposed to currency exchange rate risk with respect to each of the currencies in which such securities trade.  An investor’s net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each security.  If, taking into account such weighting, the dollar strengthens against the securities represented in the MSCI Emerging Markets Index, the value of the underlying shares will be adversely affected and the payment at maturity on the PLUS may be reduced.

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The U.S. federal income tax consequences of an investment in the PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in these preliminary terms and the discussion under “Description of PLUS ─ United States Federal Income Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the PLUS.  As discussed in the Tax Disclosure Sections, it is possible that the “constructive ownership” rule could apply to the PLUS, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder might be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  In addition, if the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the PLUS, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in these preliminary terms and the accompanying pricing supplement.  On December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments and the issues presented by this notice.

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Other Risk Factors

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Secondary trading may be limited.  The PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the PLUS.  Even if there is a secondary market, it may not provide significant liquidity.  Accordingly, you should be willing to hold your PLUS to maturity.

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Potential adverse economic interest of the calculation agent.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS.  MS & Co., the calculation agent, is our subsidiary.  As calculation agent, MS & Co., and other affiliates of ours will carry out hedging activities related to the PLUS or trade in the underlying shares or component stocks or futures contracts of the basket components or other instruments related to the basket components on a regular basis.  Any of these hedging or trading activities on or prior to the basket setting date could potentially affect the initial basket component values of the basket components and, therefore, could increase the value at which the basket components must close before an investor receives a payment at maturity that exceeds the issue price of the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS, including on the averaging dates, could potentially affect the value of the basket components on the averaging dates and, accordingly, the amount of cash an investor will receive at maturity.

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Information about the Basket Components

The S&P 500® Index. The S&P 500® Index, which is calculated, maintained and published by Standard & Poor's® Corporation, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  For additional information about the S&P 500 Index, see “Description of PLUS—The Indices—The S&P 500® Index” in the accompanying preliminary pricing supplement.

License Agreement between Standard & Poor’s® Corporation and Morgan Stanley. “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. “Description of PLUS—License Agreement Between S&P and Morgan Stanley” in the accompanying preliminary pricing supplement.

The Nikkei 225 Index.  The Nikkei 225 Index is a stock index calculated, published and disseminated by Nikkei Inc. (formerly known as Nihon Keizai Shimbun, Inc.) that measures the composite price performance of selected Japanese stocks.  The Nikkei 225 Index currently is based on the 225 underlying stocks trading on the Tokyo Stock Exchange representing a broad cross-section of Japanese industries.  The 225 companies included in the Nikkei 225 Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. For additional information about the Nikkei 225 Index, see “Description of PLUS—The Indices—The Nikkei 225 Index” in the accompanying preliminary pricing supplement.

License Agreement between Nikkei and Morgan Stanley.  “Nikkei 225® Index” is a trademark of Nikkei Inc. and will have been licensed by Nikkei Digital Media, Inc. for use by Morgan Stanley prior to the original issue date.  See “Description of PLUS—License Agreement between Nikkei Inc. and Morgan Stanley” in the accompanying preliminary pricing supplement.

The Dow Jones–AIG Commodity IndexSM. The Dow Jones–AIG Commodity IndexSM provides a unique, diversified and liquid benchmark for commodities as an asset class and is currently composed of the prices of nineteen exchange-traded futures contracts on physical commodities. The Dow Jones–AIG Commodity IndexSM was developed, and is calculated, maintained and published daily by Dow Jones & Company, Inc. and AIG Financial Products Corp.

License Agreement between Dow Jones & Company, Inc., American International Group and Morgan Stanley. “Dow Jones,” “AIG®” “Dow Jones–AIG Commodity IndexSM” and “DJ-AIGCISM” are service marks of Dow Jones & Company, Inc. and American International Group, as the case may be, and have been licensed for use for certain purposes by Morgan Stanley.  See “Description of PLUS— License Agreement among Dow Jones, AIG-FP and Morgan Stanley” in the accompanying preliminary pricing supplement.

The Dow Jones Euro STOXX 50® Index.  The Dow Jones Euro STOXX 50® Index was created by STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company and SWX Swiss Exchange. Publication of the Euro STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The Euro STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the Dow Jones STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone.  The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard. For additional information about the DJAIG index, see “Description of PLUS—The Indices—The Dow Jones-AIG Commodity IndexSM” in the accompanying preliminary pricing supplement.

License Agreement between STOXX Limited and Morgan Stanley.  “Dow Jones EURO STOXX®” and “STOXXSM” are service marks of STOXX Limited.  These service marks have been licensed for use by Morgan Stanley.  See “Description of PLUS—License Agreement among Dow Jones, AIG-FP and Morgan Stanley” in the accompanying preliminary pricing supplement.

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The Russell 2000® Index.  The Russell 2000® Index, which is calculated, maintained and published by the Frank Russell Company, is a capitalization weighted index designed to track the performance of the small capitalization segment of the U.S. equity market.  The RTY Index measures the composite price performance of the smallest 2,000 companies (incorporated in the U.S. and its territories) included in the Russell 3000® Index, which represent approximately 10% of the total market capitalization of the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the investable U.S. equity market.

License Agreement between Frank Russell Company and Morgan Stanley.  The “Russell 2000® Index” is a trademark of Frank Russell Company and has been licensed for use by Morgan Stanley.  See “Underlying Indices and Underlying Index Publishers Information—Russell 2000® Index—License Agreement between Frank Russell Company and Morgan Stanley” in Annex A of the accompanying prospectus supplement for PLUS.

The iShares® MSCI Emerging Markets Index Fund The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares®, Inc., a registered investment company.  iShares®, Inc. consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund.  This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  It is possible that this fund may not fully replicate the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances.

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”).  The PLUS are not sponsored, endorsed, sold, or promoted by BGI.  BGI makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the PLUS.  BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the PLUS.

The MSCI Emerging Markets Index®  The MSCI Emerging Markets Index is calculated, published and disseminated daily by Morgan Stanley Capital International Inc., or MSCI®, a majority-owned subsidiary of Morgan Stanley, and comprises the equity securities underlying the MSCI indices of 25 selected emerging market countries.  See “Description of PLUS – The MSCI Emerging Markets Index” in the accompanying preliminary pricing supplement.

Historical Information

The following graphs set forth the weekly closing values for each respective basket index for the period from January 3, 2003 to January 25, 2008 (with the exception of the underlying shares which commenced trading on April 11, 2003 and the graph for which shows the daily closing prices from April 11, 2003 to January 28, 2008).  The closing values on January 28, 2008 were, in the case of the S&P 500 Index, 1,353.97, in the case of the Nikkei 225 Index, 13,087.91, in the case of the DJAIG Index, 189.355, in the case of the EuroStoxx Index, 3,765.41, in the case of the Russell 2000 Index, 702.39, and in the case of the underlying shares, 136.66.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  The historical prices and historical performance of the basket components should not be taken as an indication of future performance.  We cannot give you any assurance that the basket percent increase at maturity will be positive so that you will receive a payment in excess of the stated principal amount of the PLUS.

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S&P 500 Index Weekly Closing Values – January 3, 2003 to January 25, 2008	Dow Jones Euro STOXX 50 Index Weekly Closing Values – January 3, 2003 to January 25, 2008

Nikkei 225 Index Weekly Closing Values – January 3, 2003 to January 25, 2008	Russell 2000 Index Weekly Closing Values – January 3, 2003 to January 25, 2008

Dow Jones-AIG Commodity Index Weekly Closing Values – January 3, 2003 to January 25, 2008	iShares on MSCI EEM Index Fund Daily Closing Values – April 11, 2003 to January 25, 2008

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